Exhibit 99.1

News for Immediate Release

Contact: Dana Arvidson
Investor Relations
First Marblehead
800 Boylston Street, 34th FL
Boston, MA 02199
617.638.2065

First Marblehead Regains Compliance with NYSE Listing Standards

BOSTON, MA, May 2, 2013 — The First Marblehead Corporation (NYSE: FMD) today confirmed that it has regained compliance with the New York Stock Exchange, Inc.’s (“NYSE”) continued listing standards.  On November 7, 2012, the Company received notification from NYSE Regulation, Inc. that it was not in compliance with one of the continued listing standards of the NYSE.  The applicable listing standard requires an average closing price of not less than $1.00 per share over a consecutive 30 trading-day period.  The Company received confirmation on May 2, 2013 that it had cured the deficiency by having a closing price greater than $1.00 per share on the last trading day of April 2013 while maintaining an average share price greater than $1.00 over the 30 trading days preceding the end of that month.

About The First Marblehead Corporation First Marblehead helps meet the need for education financing by offering national and regional financial institutions and educational institutions the Monogram® platform, an integrated suite of design, implementation and credit risk management services for private label, customizable private education loan programs. For more information, please see www.firstmarblehead.com. First Marblehead supports responsible lending and is a strong proponent of the smart borrowing principle, which encourages students to access scholarships, grants and federally-guaranteed loans before considering private education loans; please see www.SmartBorrowing.org. Through its subsidiary, Union Federal Savings Bank, First Marblehead offers private education loans, residential and commercial mortgage loans and retail savings, money market and time deposit products. For more information, please see www.unionfsb.com. First Marblehead also offers outsourced tuition planning, billing, payment technology services and refund management services through its subsidiary Tuition Management Systems LLC. For more information, please see www.afford.com. Through its subsidiary, Cology LLC, First Marblehead offers private education loan processing and disbursement services as well as life-of-loan servicing for lenders. For more information, please see www2.cology.com.